Exhibit 5.4

SECOND AMENDMENT TO SERVICING AGREEMENT

THIS SECOND AMENDMENT TO SERVICING AGREEMENT, dated as of April 1, 2004 (this “Amendment”), is by and between Yamaha Motor Corporation, U.S.A., a California corporation (“Yamaha”) and GE Commercial Distribution Finance Corporation, a Nevada corporation (formerly known as Deutsche Financial Services Corporation which was formerly known as ITT Commercial Finance Corp.) (“GE Commercial”).

RECITALS

WHEREAS, Yamaha and GE Commercial have entered into that certain Servicing Agreement, dated as of March 1, 1994, as amended by the First Amendment to Servicing Agreement, dated as of May 1, 1999 (together, the “Original Servicing Agreement”).  The Original Servicing Agreement as amended by this Amendment is referred to hereinafter as the “Servicing Agreement”; and

WHEREAS, the parties desire to amend specified provisions of the Original Servicing Agreement to conform them to changes in the Pooling and Servicing Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT

Section 1.              Definitions.

Each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the Original Servicing Agreement.

Section 2.              Amendments to Original Servicing Agreement.

(a)           Section 2.4 of the Original Servicing Agreement is hereby amended by deleting the phrase “on or before May 31 of each calendar year, beginning with 1995” and substituting in its place the phrase “within 60 days after the close of Yamaha’s fiscal year”.

(b)           Section 2.5(a) of the Original Servicing Agreement is hereby amended by deleting the phrase “On or before May 31 of each calendar year, beginning with 1995” and substituting in its place the phrase “Within 60 days after the close of Yamaha’s fiscal year”.

(c)           Section 2.5(b) of the Original Servicing Agreement is hereby amended as follows:

(i)            deleting the phrase “On or before May 31 of each calendar year, beginning with 1995” and substituting in its place the phrase “Within 60 days after the close of Yamaha’s fiscal year”;

(ii)           deleting the parenthetical “(which shall be the period from May 31 (except for the period ending May 31, 1995, which shall be from the Closing Date to May 31, 1995) of the preceding calendar to and including May 31 of such calendar year)” and substituting in its place the parenthetical “(except for the period ending May 31, 1995, which shall be from the Closing Date to May 31, 1995)”; and

(iii)          deleting the word “period” in the eighth line thereof and substituting in its place the words “fiscal year”.

(d)           Any reference in the Original Servicing Agreement to “Deutsche Financial Services Corporation” shall hereby be a reference to “GE Commercial Distribution Finance Corporation” and any reference to “DFS” shall be a reference to “GE Commercial”.

(e)           Any reference in the Original Servicing Agreement to “The Fuji Bank and Trust Company” shall hereby be a reference to “JPMorgan Chase Bank”.

Section 3.              Representations and Warranties.

Each party, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable again such party in accordance with its terms.

Section 4.              Effective Date.

This Amendment shall become effective as of the date first written above upon the execution and delivery of this Amendment by all of the parties hereto.

Section 5.              Miscellaneous.

(a)           Ratification of Original Servicing Agreement.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Servicing Agreement and, except as expressly modified and superseded by this Amendment, the Original Servicing Agreement is ratified and confirmed in all respects and shall continue in full force and effect.

(b)           References; Conformed Copy.  The Original Servicing Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms thereof or pursuant to the terms of the Original Servicing Agreement, as amended hereby, are hereby amended so that any reference in such agreement to the Original Servicing Agreement shall mean a reference to the Original Servicing Agreement, as amended hereby.  The parties hereby authorize Yamaha to prepare or cause to be prepared a conformed copy of the Servicing Agreement as amended by the First Amendment to Servicing Agreement, dated as of

May 1, 1999 and this Amendment (the “Conformed Servicing Agreement”).  Yamaha shall deliver a copy of the Conformed Servicing Agreement to each of the parties to the Pooling and Servicing Agreement.

(c)           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(d)           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the application of choice of law principles of any jurisdiction.

(e)           Binding Agreement.  This Amendment shall be binding upon and inure to the benefit of Yamaha, the Purchaser, the Trustee and the Investor Certificateholders and their respective successors and assigns.

(f)            Trustee’s Address for all Communication and Notices.  The address for all communications and notices to the Trustee under the Servicing Agreement, the Pooling and Servicing Agreement, the Receivables Sale Agreement, the Receivables Purchase Agreement and any other transaction document related to the foregoing (collectively, the “Transaction Documents”) shall be as follows:

Trustee:	JPMorgan Chase Bank
ITS - Structured Finance Services
4 New York Plaza, 6th Floor
New York, New York 10004
Attention: Yamaha Motor Master Trust

The foregoing shall constitute notice of change of address given pursuant to Section 5.2 of the Servicing Agreement and comparable provisions under the Transaction Documents.

[Signatures follow on next page.]

IN WITNESS WHEREOF, Yamaha and GE have caused this Second Amendment to Servicing Agreement, to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.

YAMAHA MOTOR RECEIVABLES CORPORATION

By:	/s/ Russell D. Jura
	Name:	Russell D. Jura
	Title:	Assistant Secretary

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Paul R. Puma
	Name:	Paul R. Puma
	Title:	Senior Vice President